Exhibit 2.1(a)
AMENDMENT NO. 1 TO THE
SHARE EXCHANGE AGREEMENT

This AMENDMENT NO. 1 TO THE SHARE EXCHANGE AGREEMENT, dated and effective as of November 25, 2009 (this "Amendment"), is entered into by and among SRKP 22, Inc., a Delaware corporation (the “Company”), China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent”), and Li Xuemei, the sole shareholder of China Intelligent (the “Shareholder”). The Company, China Intelligent and the Shareholder are collectively referred to herein as the “Parties.” Terms not defined in this Amendment shall have such meanings as set forth in the Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties entered into that certain Share Exchange Agreement dated as of October 20, 2009 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement by entering into this Amendment;

WHEREAS, the Company desires to acquire from the Shareholder, and the Shareholder desires to transfer to the Company, the China Intelligent Shares in exchange (the “Exchange”) for the issuance by the Company of, as amended by this Amendment, an aggregate of 13,995,496 shares (the “Company Shares”) of Company Common Stock to the Shareholder and/or her designees on the terms and conditions set forth in the Agreement, as amended by this Amendment;

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, the Equity Financing (if fully subscribed), and the issuance of the IR Securities, there will be approximately 19,000,000 shares of Company Common Stock issued and outstanding (excluding 1,580,708 warrants); and

WHEREAS, Section 10.5 of the Agreement permits the parties to amend the Agreement only by a written instrument executed by the Parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows:

AGREEMENT:

1.            The recitals of the Agreement are hereby amended and restated in their entirety as follows:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital of China Intelligent (the “China Intelligent Shares”) which is the 100% parent of Hyundai Light & Electric (Huizhou) Company Limited, a company organized under the laws of the People’s Republic of China (the “Subsidiary”);

1

WHEREAS, the Company desires to acquire from the Shareholder, and the Shareholder desires to sell to the Company, the China Intelligent Shares in exchange for the issuance by the Company of an aggregate of 13,995,496 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) to the Shareholder and/or her designees on the terms and conditions set forth herein (the “Exchange”);

WHEREAS, after giving effect to the Exchange, the Share and Warrant Cancellation, the Equity Financing (if fully subscribed as described herein), and the issuance of the IR Securities, there will be approximately 19,000,000 shares of Company Common Stock and 1,580,708 warrants to purchase shares of Company Common Stock issued and outstanding; and

WHEREAS, the Parties intend, by executing this Agreement, to implement a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

2.            Section 7.1(d) of the Agreement is hereby amended and restated in its entirety as follows:

(d)           The Company shall have cancelled 4,260,390 shares of Common Stock and 5,515,682 warrants owned by certain of the Company’s original stockholders (the “Share and Warrant Cancellation”) as set forth on Schedule III attached hereto;

3.            Section 7.1(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e)           That the Company shall have (i) engaged a public relations firm that is mutually acceptable to the Company and WestPark and shall, among other things, conduct two (2) non-Exchange related road shows each year for the two (2) years after the Closing, (ii) engaged a Company-sponsored equity research firm that is mutually acceptable to the Company and WestPark; (iii) issued approximately 200,000 shares of its common stock (the “IR Securities”) in connection with the foregoing engagements.

4.            Schedule I to the Agreement is hereby amended and restated in its entirety as set forth on Schedule I attached hereto.

5.            Schedule III to the Agreement is hereby amended and restated in its entirety as set forth on Schedule III attached hereto.

7.            Except as amended herein, the Agreement shall remain in full force and effect.

8.            This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument.  This Amendment may be executed and delivered by facsimile.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first set forth above.

SRKP 22, INC.

By:	/s/ Richard Rappaport
Name:	Richard Rappaport
Title:	President

CHINA INTELLIGENT ELECTRONIC HOLDING LIMITED

By:	/s/ Li Xuemei
Name:	Li Xuemei
Title:	Director

LI XUEMEI (THE SHAREHOLDER)

/s/ Li Xuemei

SCHEDULE I
SHAREHOLDERS AND COMPANY SHARES

Name	Number of Company Shares
Li Xue Mei	7,618,696
Liu Bei Jing	800,000
Wang Feng	800,000
Li Hong Guang	850,000
Chen Li Yi	850,000
Li Shu Hui	890,000
Wang Wei Bin	500,000
Joyrise Holdings Limited	600,000
Goldwide Holdings Limited	600,000
Yan Bin	100,000
Wong Tsz Hung	100,000
Zhang Yu Lei	100,000
Ye Yu Han	100,000
Yin Hao Ming	50,000
Liang Yun Qing	36,800

Total	13,995,496

SCHEDULE III
SHARES AND WARRANTS FOR CANCELLATION

Name	Number of Shares to be Cancelled	Number of Warrants to be Cancelled

WestPark Financial Services, LLC	1,056,287	1,546,980
Richard Rappaport	841,661	1,042,507
Debbie Schwartzberg	741,277	918,169
Anthony C. Pintsopoulos	526,039	651,568
The Amanda Rappaport Trust	236,718	293,206
The Kailey Rappaport Trust	236,718	293,206
Janine Frisco	184,114	228,049
Kevin DePrimio	184,114	228,049
Jason Stern	105,206	130,314
The Julie Schwartzberg Trust dated 2/9/2000	74,128	91,817
The David N. Sterling Trust dated 2/3/2000	74,128	91,817

TOTAL	4,260,390	5,515,682